UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 16, 2006

BEVERLY HILLS BANCORP INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-21845	93-1223879
(Commission File Number)	(I.R.S. Employer Identification No.)

23901 Calabasas Road Suite 1050 Calabasas, California	91302
(Address of Principal Executive Offices)	(Zip Code)

(818) 223-8084

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry Into a Material Definitive Agreement

Trust Preferred Securities Transactions

On May 16, 2006, Beverly Hills Bancorp Inc. and its newly formed subsidiary, Beverly Hills Statutory Trust 2006, a Delaware trust, entered into a Placement Agreement with ABN AMRO, INC., as placement agent, pursuant to which the Trust sold to an institutional purchaser $20,000,000 of the Trust’s capital securities, liquidation amount $1,000 per capital security. The capital securities represent undivided beneficial interests in the Trust’s assets, which consist primarily of Beverly Hills Bancorp Inc.’s Floating Rate Junior Subordinated Debt Securities described below. The Trust’s capital securities mature on June 23, 2036, and are redeemable, at par, at Beverly Hills Bancorp Inc.’s option at any time on or after June 23, 2011.

The holders of the Trust’s capital securities are entitled to quarterly distributions at a variable annual rate, which resets quarterly, equal to the 3-month LIBOR rate, plus 1.55%, of the liquidation amount of $1,000 per capital security, subject to Beverly Hills Bancorp Inc.’s right to defer interest payments under the Floating Rate Junior Subordinated Debt Securities as described below. The annual distribution rate payable with respect to the capital securities was 6.72% at May 16, 2006.

Beverly Hills Bancorp Inc., itself, purchased $619,000 of the Trust’s common securities, liquidation amount $1,000 per common security. The terms and provisions of the Trust’s capital securities and common securities are set forth in the Trust’s Amended and Restated Declaration of Trust, dated May 16, 2006, under which Wilmington Trust Company serves as institutional trustee.

In connection with the Trust’s sale of the capital securities, Beverly Hills Bancorp Inc. entered into a Guarantee Agreement pursuant to which it guaranteed, on a subordinated basis, all distributions and payments under the Trust’s capital securities upon liquidation, redemption, or otherwise, but only to the extent the Trust fails to pay such distributions from payments under the Floating Rate Junior Subordinated Debt Securities it holds from Beverly Hills Bancorp Inc.

The Trust used the proceeds from the sale of its capital securities and its common securities to purchase from Beverly Hills Bancorp Inc. $20,619,000 aggregate principal amount of Floating Rate Junior Subordinated Debt Securities due 2036. The Debt Securities bear interest at the same variable annual rate, reset quarterly, as the Trust’s capital securities. So long as no “event of default” (as defined) has occurred, Beverly Hills Bancorp Inc. will have the right to defer the payment of interest on the Debt Securities for up to 20 consecutive quarterly periods, except that no extension period may extend beyond the maturity of the Debt Securities. The Debt Securities mature on June 23, 2036, and are redeemable, at par, at Beverly Hills Bancorp Inc.’s option at any time on or after June 23, 2011.

Payments under the Debt Securities are subordinated and junior in right of payment to the prior payment of all other indebtedness of Beverly Hills Bancorp Inc. that, by its terms, is not similarly subordinated.

The Debt Securities may be declared immediately due and payable at the election of the trustee under the Indenture or the holders of 25% of aggregate principal amount of the outstanding Debt Securities if Beverly Hills Bancorp Inc. defaults in the payment of interest (subject to its right to defer interest payments as described above) or principal under the Debt Securities and upon the occurrence of other events of defaults described in the Indenture.

Use of Proceeds

Beverly Hills Bancorp Inc. intends to use the net proceeds from the trust preferred transactions described above to repurchase shares of its outstanding common stock pursuant to a planned self-tender offer. It is presently contemplated that the self-tender offer will be conducted as a modified Dutch auction for up to

2,750,000 shares at prices ranging from $9.00 to $10.00 per share. Beverly Hills Bancorp Inc. has concurrently filed preliminary tender offer materials with the Securities and Exchange Commission, and expects to commence the tender offer prior to the end of the second quarter of this year.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See the discussion in Item 1.01, above, which is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

See the discussion in Item 1.01, above, which is incorporated herein by reference. No underwriting discounts or commissions or placement fees were paid in connection with the trust preferred transactions described in Item 1.01, above.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
4.1	Form of Capital Security Certificate evidencing the capital securities of Beverly Hills Statutory Trust 2006.

4.2	Form of Common Security Certificate evidencing common securities of Beverly Hills Statutory Trust 2006.

4.3	Form of Beverly Hills Bancorp Inc. Floating Rate Junior Subordinated Debt Security due 2036.

10.1	Placement Agreement, dated May 16, 2006, among Beverly Hills Bancorp Inc., Beverly Hills Bancorp Statutory Trust 2006, and ABN AMRO, INC.

10.2	Amended and Restated Declaration of Trust, dated May 16, 2006, among Beverly Hills Bancorp Inc., as sponsor, the Administrators named therein, Wilmington Trust Company, as institutional and Delaware trustee.

10.3	Guarantee Agreement, dated May 16, 2006, between Beverly Hills Bancorp Inc. and Wilmington Trust Company, as guarantee trustee.

10.4	Indenture, dated May 16, 2006, between Beverly Hills Bancorp Inc. and Wilmington Trust Company, as indenture trustee.

99.1	Press Release dated May 22, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEVERLY HILLS BANCORP INC.

By:	/s/ Larry B. Faigin
Larry B. Faigin
Chief Executive Officer

Dated: May 22, 2006